Exhibit 99.2

Trans World Entertainment’s (TWMC) Q4 2014 Results -- Earnings Call Transcript

Operator

Welcome to the Trans World Entertainment Fourth Quarter and Annual 2014 Results Call. [Operator Instructions]. I would now like to introduce your host for today’s conference Mr. Michael Feurer, Chief Executive Officer of Trans World Entertainment Corporation. Sir, you may begin.

Michael Feurer - CEO

Thank you, Jennifer. Good morning, thank you for joining us as we discuss our fourth quarter and annual results. On the call with me today is John Anderson, our Chief Financial Officer. Before John reviews our result I would like to highlight some positives from the quarter. Flat comparable store sales and an improved gross margin rate helped us close the year-over-year net income short fall as compared to the first three quarters. Our earnings per share for the quarter were $0.37 per share compared to $0.39 per share last year. Our growth categories of trend and electronics have been well received by the customer and continue to drive positive comps.

Combined the categories had a 21% comp increase which helped us deliver a flat comp to the quarter. As these categories become a larger portion of our business we expect they will have a positive impact on both total comparable store sales and margin.

While there is much work to be done, the flat comp represents our best fourth quarter comp performance in a number of years. Our gross margin rate improved 120 basis points driven by increases in a majority of our merchandise categories disciplined inventory control, better price management and the mix changes previously discussed. This disciplined inventory management led to a 16% decline in overall inventory which helped us generate 16 million in cash flow from operations for fiscal 2014.

We ended the quarter with cash of a $119 million and the company continues to repurchase shares under the stock repurchase program established by the Board of Directors.

Now John will take you through financial highlights for the quarter and fiscal year.

John Anderson - CFO

Thanks, Mike. Good morning everyone. For the fourth quarter our comp store sales were flat. Total sales for the quarter were a $126.9 million, a decrease of 9% compared to last year. Stores and operation also decreased 9%. Our gross margin rate for the quarter increased a 120 basis points to 36.7% of sales from 35.5% last year and represents our strongest margin rate several years. SG&A expenses were $33.1 million, a reduction of 6.3% from last year’s fourth quarter.

SG&A expenses as a percent of sales were 26% as compared to 25.4% for the same period last year. EBITDA for the quarter was $13.5 million as compared to $14.1 million last year. Net interest expense was $452,000 in the quarter versus $480,000 last year. For the fourth quarter our net income was $11.7 million or $0.37 per diluted share as compared to net income of $12.5 million or $0.39 per diluted share for our fourth quarter of 2013.

Now I will touch on our sales performance by category for the quarter. Video comp sales declined 8%, video represented 41% of our business during the quarter compared to 44% last year. As discussed on the last call, video sales were negatively impacted by weaker new releases resulting from the decline in box office sales earlier in the year. Music comp sales declined 5%, within the music category we’re seeing growth in vinyl, which is helping offset declines of CD. The music category represented 24% of our business for the quarter compared to 26% last year.

In our trend category, comp sales increased 30%. We continue to take advantage of opportunities to strengthen our selection and shift our mix to growing categories of entertainment related merchandise. Trend represented 20% of our business for the quarter compared to 15% last year. Electronics comp sales increased 8%, electronics represented 11% of our business for the quarter compared to 10% last year. Video comp sales were down 16%, hardware sales declined 40% as we were comping against the new hardware platforms that were released in the fourth quarter of last year. Video game sales represented 4% of our business for the quarter the same level as last year.

Now let me review our annual results. For fiscal 2014 comparable store sales were down 1% compared to fiscal 2013. Total sales per fiscal 2014 decreased 9% to $358.5 million from $393.7 million for fiscal 2013. Our gross margin rate for the year increased 30 basis points to 37.9% of sales from 37.6% last year.

Annual SG&A expenses were $128.2 million, a reduction of 4.2% for the prior year. SG&A expenses as a percent of sales were 35.8% as compared to 34% last year. For fiscal 2014 EBITDA was $7.7 million compared to $14.1 million last year. Net interest expense was $1.9 million for the year the same level as last year. For fiscal 2014 our net income was $1.8 million or $0.06 per diluted share compared to $8.3 million or $0.25 per diluted share for fiscal 2013.

As Mike mentioned, we ended the year with a $119 million in cash compared to a $131 million last year. The company has returned approximately $20 million to our shareholders during fiscal 2014 through the payment of a special dividend and a repurchase of company shares. During the fourth quarter, the company repurchased approximately 297,000 shares of common stock at an average price of $3.33 per share. Since the inception of the program the company has repurchased approximately 1.6 million shares of common stock at an average price of $3.86 per share. The company has approximately $16 million available for purchase under it’s ongoing repurchase program.

Year-over-year we have lowered our inventory by $24 million and finished the quarter with a $126 million of inventory, 16% below last year’s $150 million. Inventory per square foot was $70 at the end of the year, 5% below last year’s $74 per square foot. We ended the year with 310 stores and 1.8 million square feet in operation versus last year’s 339 stores in 2 million square feet.

Now I will turn it back over to Mike.

Michael Feurer - CEO

Thanks, John. The key highlights of our fourth quarter were the continued strong performance in our growth categories, our ability to drive our gross margin rate higher and our ongoing ability to enhance our financial strength through improved inventory management.

As we look forward, our company has the financial strength and vision to strategically increase profitability and drive shareholder value. I’ve spent my first few months at the company evaluating our strengths and identifying areas of opportunity and prioritize the following as focus items for the company for 2015.

Champion a culture of innovation, experimentation and driving the business. Engage complimentary world-class talent to capitalize on strategic opportunities. Focus on a unique and profitable merchandise point of view leveraging our heritage industry relationships in this effort.

Improve the brand and customer experience, embrace the opportunity of the omni-channel marketplace and align and apportion SG&A resources commensurately. Through this focus we will be creating and providing to our customers the most compelling entertainment and pop-culture centric experience in the marketplace.

Now I would like to open the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions]. And we will go to William Myers with Miller Asset Management.

William Myers - Miller Asset Management

Could you talk a little bit more about what you mean by creating a pop-culture centric experience, what does that actually mean in a store for our customer?

Michael Feurer - CEO

Yes, I don’t want to get into necessarily specifics but it is definitely related to the success that I’ve mentioned regarding our trend categories and within those trend categories, obviously some product associated with the other things that we’re selling in both the movie industry and the music industry, the pop culture phenomenon that is going on as well and so -- again I don’t want to get into the very specific nature but it is buried within not only our legacy physical artifact product but the related trend product that we have seen such good response to.

William Myers - Miller Asset Management

Okay. In the music category, music CDs do you feel that it’s possible to have margins that makes that a profit generating category or are music CDs going to basically become part of this overall store culture, pop culture experience that it’s used to sell higher margin items like trend?

Michael Feurer - CEO

I think that the 90,000 feet answer to your question is that part of what you’re talking about I think it gives us some strategic advantage in terms of even associated to your last question, kind of what we’re able to offer in the entire environment. That being said, industry wide we expect these categories that you’re mentioning to continue to decline, we will continue to shift our merchandise mix to new and growing categories but we still have many loyal customers that continue to come to us for the physical artifact, the physical merchandise that we will service in the smaller footprints but many people still appreciate owning that physical copy.

William Myers - Miller Asset Management

Sure. Do you feel the music -- the people who sell you the CDs wholesale are taking into account the shrinking market and providing you with prices that work for your retail reality?

Michael Feurer - CEO

Well, I will say that what I just spoke to is in-line with industry sentiment and one of the things that I’m very excited about in my first few months actually is the appetite the companies you’re speaking of and other well-known international brands in the entertainment industry and the music industry. There is a very good appetite for the conversation around everything I’ve been speaking to on their end given our unique position.

William Myers - Miller Asset Management

And I had one more question which was, okay, the inventory, you’ve been decreasing inventory and I understand you’re probably stocking -- able to keep your stores stocked to satisfy the customers but have you reached a point where aside from closing stores inventory is about as low as they can be and still keep the stores well stocked or where are we on inventory?

Michael Feurer - CEO

Actually, again at 90,000 feet, I actually believe that there is process improvement to be had and there is also two big things, control of the upfront purchase but also paying great attention to the product life cycle both entry and exit so I do feel comfortable that there is an opportunity we have.

Operator

[Operator Instructions]. And at this time I would like to turn it back to the speakers for any additional or closing remarks.

Michael Feurer - CEO

Okay. Thank you, Jennifer. I would like to thank you for your time today and we look forward to talking to you about our first quarter 2015 results on May 21.

Operator

That does conclude today’s conference. Thank you for your participation.